Exhibit 99.1

Perry Ellis International Announces Results for First Quarter of Fiscal 2013

•	Revenue of $265.5 million, ahead of consensus estimates of $261.0 million

•	Adjusted net income and EBITDA totaled $10.7 million and $22.9 million, respectively

•	First Quarter Fiscal 2013 diluted EPS of $0.64

•	First Quarter Fiscal 2013 adjusted diluted EPS of $0.71, ahead of consensus estimates of $0.65.

•	Inventory totaled $167 million, 7% decrease as compared to $179 million last year.

•	Company reaffirms 2013 revenue and adjusted diluted EPS ranges of $990 million to $1.0 billion and $1.95 to $2.00, respectively.

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the first quarter ended April 28, 2012 (“first quarter of fiscal 2013”).

Results from Operations

For the first quarter of fiscal 2013, total revenues were $265.5 million compared to $288.3 million reported in the first quarter of fiscal 2012. Revenues were ahead of guidance with increases in several of the Company’s core businesses, including the golf platform distributed through department and mid-tier stores; the direct-to-consumer channel; and Laundry by Shelli Segal dresses. As expected, total revenues for the quarter trailed the prior year, driven by conservative sportswear purchases by department stores following a challenging fall and holiday season.

Oscar Feldenkreis, President & Chief Operating Officer of Perry Ellis International commented, “We are pleased with the results we achieved in the first quarter of fiscal 2013. During the quarter, we made considerable progress toward revitalizing our core brand performance. By implementing major enhancements, we have positioned our Perry Ellis & Rafaella sportswear collections for improved performance in the fall and holiday seasons. While we will maintain a conservative approach to our business, we believe our actions are moving our business in the right direction.”

Gross margin for the first quarter of fiscal 2013 was 33.0% compared to 33.6% in the comparable prior year period. For the quarter gross margin was impacted by 30 basis points due to inventory associated with exited businesses throughout fiscal 2013.

Selling, general, and administrative (“SG&A”) expenses for the first quarter of fiscal 2013 increased $2.9 million to $66.3 million compared to $63.4 million in the comparable prior year period. The increase was primarily associated with the expansion of the Company’s direct to consumer business in the second half of fiscal 2012 and expenses totaling approximately $800 thousand dollars for costs related to exited brands and business process improvements in the first quarter of fiscal 2013.

Net income for the first quarter of fiscal 2013 was $9.7 million, or $0.64 per fully diluted share (“EPS”), compared to $15.4 million, or $0.99 per fully diluted share in the comparable prior year period.

Diluted EPS, as adjusted for the first quarter of fiscal 2013 was $0.71 compared to EPS per fully diluted share as adjusted of $1.08 in the comparable prior year period. EPS, as adjusted excludes costs for exited brands and distribution center relocation totaling $1.5 million during the first quarter of fiscal 2013. (See attached reconciliation “Table 1”)

Earnings before interest, taxes, depreciation, amortization, costs on early extinguishment of debt and costs on exited brands and distribution center relocation (“Adjusted EBITDA”) for the first quarter of fiscal 2013 totaled $22.9 million, or 8.6% of total revenue compared to EBITDA of $33.6 million in the comparable prior year period.

Balance Sheet Update

George Feldenkreis, Chairman and CEO of Perry Ellis International commented “In an ever changing consumer environment, we are managing Perry Ellis International to maintain strong liquidity with a solid balance sheet and strong positioning of our brands. Companies such as ours - that are managed conservatively and focused on efficiency – are better positioned to take full advantage of all opportunities that arise.”

Focus and discipline in working capital management along with strong retail planning allowed the Company to reduce its inventory position by 7% to $167.2 million compared to $179.3 million at April 30, 2011 and by 16% as compared to $198.3 million at January 28, 2011. The Company’s net debt to total capital totaled 31.0% as of April 28, 2012.

Accounts receivable decreased 4.0% to $175.2 million compared to $182.5 million at April 30, 2011.

Fiscal 2013 Guidance

The Company reaffirmed that for the twelve months ending February 2, 2013 (“fiscal 2013”) it anticipates revenue to be in a range of $990 million to $1.0 billion after exiting certain businesses.

The Company also anticipates adjusted fully diluted EPS to be in a range of $1.95 - $2.00. On a GAAP basis, the Company’s diluted EPS is expected to be in a range of $1.85 - $1.90.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances, as well as select children’s apparel. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The

Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis(R), Original Penguin(R) by Munsingwear(R),Jantzen(R), Laundry by Shelli Segal(R), C&C California(R), Rafaella(R), Ben Hogan(R), Grand Slam(R), Savane(R), Axist(R), Manhattan(R), Farah(R),Cubavera(R), the Havanera Co.(R), Centro(R), Solero(R), John Henry(R), Munsingwear(R), Natural Issue(R), Pro Player(R), Axis(R), Tricots St. Raphael(R), Gotcha(R), Girl Star(R), MCD(R), Mondo di Marco(R), Redsand(R), Anchor Blue(R) and Miller’s Outpost(R). The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike(R) and Jag(R) for swimwear, and Callaway(R), PGA TOUR(R) and Champions Tour(R) for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Source: Perry Ellis International, Inc.

Perry Ellis International, Inc.

Miguel Garcia, 305-873-1830

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended
	April 28, 2012	April 30, 2011

Revenues
Net sales	$259,016	$282,775
Royalty income	6,507	5,514

Total revenues	265,523	288,289
Cost of sales	177,783	191,319

Gross profit	87,740	96,970
Operating expenses
Selling, general and administrative expenses	66,347	63,375
Depreciation and amortization	3,418	3,189

Total operating expenses	69,765	66,564

Operating income	17,975	30,406
Cost on early extinguishment of debt	—	1,306
Interest expense	3,809	4,666

Net income before income taxes	14,166	24,434
Income tax provision	4,490	9,056

Net income	$9,676	$15,378

Net income per share
Basic	$0.66	$1.07

Diluted	$0.64	$0.99

Weighted average number of shares outstanding
Basic	14,641	14,421
Diluted	15,177	15,538

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	April 28, 2012	January 28, 2012

Assets
Current assets:
Cash and cash equivalents	$28,471	$24,116
Accounts receivable, net	175,196	145,563
Inventories	167,200	198,264
Other current assets	29,811	33,733

Total current assets	400,678	401,676

Property and equipment, net	54,801	56,496
Intangible assets, net	248,995	242,634
Goodwill	13,794	13,794
Other assets	9,889	9,595

Total assets	$728,157	$724,195

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$72,285	$80,253
Accrued expenses and other liabilities	23,702	23,142
Accrued interest payable	1,203	4,186
Unearned revenues	3,917	4,179

Total current liabilities	101,107	111,760

Long term liabilities:
Senior subordinated notes payable, net	150,000	150,000
Senior credit facility	23,162	21,679
Real estate mortgages	24,943	25,114
Deferred pension obligation	16,858	17,326
Unearned revenues and other long term liabilities	33,753	31,821

Total long term liabilities	248,716	245,940

Total liabilities	349,823	357,700

Equity

Total equity	378,334	366,495

Total liabilities and equity	$728,157	$724,195

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of first quarter fiscal 2013 and 2012 earnings per share to adjusted earnings per share.

(UNAUDITED)

(amounts in 000’s)

	April 28, 2012	April 28, 2012
	Three Months Ended
	April 28, 2012	April 30, 2011
Net income	$9,676	$15,378
Plus:
Cost on early extinguishment of debt	—	1,306
Cost on exited brands and distribution center	1,506	—
Duplicate interest from March 8 to April 6, 2011		745
Less:
Tax benefit	(477)	(718)

Net income, as adjusted	$10,705	$16,711

	April 28, 201	April 28, 201
	Three Months Ended
	April 28, 2012	April 30, 2011
Net income per share, diluted	$0.64	$0.99
Plus:
Net per share cost on early extinguishment of debt	$—	$0.06
Net per share cost on exited brands and distribution center	$0.07	$—
Net per share duplicate interest from March 8 to April 6, 2011	$—	$0.03

Net income as adjusted, per share, diluted	$0.71	$1.08

“Adjusted net income per share, diluted” consists of “net income per share, diluted” adjusted for the impact of the cost of exiting certain brands and distribution center, early extinguishment of debt and duplicate interest from March 8, 2011 to April 6, 2011, the time during which the retired debt and the new debt were simultaneously outstanding. These costs are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended
	April 28, 2012	April 30, 2011

Net income	$9,676	$15,378
Plus:
Depreciation and amortization	3,418	3,189
Interest expense	3,809	4,666
Net income attributable to noncontrolling interest	—	—
Cost on early extinguishment of debt	—	1,306
Income tax provision	4,490	9,056

EBITDA	$21,393	$33,595

Cost on exited brands and distribution center	1,506	—

EBITDA, as adjusted	$22,899	$33,595

Gross profit	$87,740	$96,970
Less:
Selling, general and administrative expenses	(66,347)	(63,375)
Plus:
Cost on exited brands and distribution center	1,506

EBITDA, as adjusted	22,899	33,595

Total revenues	$265,523	$288,289

EBITDA margin percentage of revenues	8.6%	11.7%

(1)	Adjusted EBITDA consists of earnings before interest, taxes, depreciation, amortization, cost on early extinguishment of debt, and costs on exited brands and distribution center relocation. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.